Exhibit 14.1

JANUS HENDERSON GROUP PLC OFFICER CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

APPROVED 30 May 2017

This Officer Code applies to the following “Covered Officers” of Henderson Janus Group plc (the “Company”): the Co-Chief Executive Officers, Chief Financial Officer, principal accounting officer, and controller and to senior financial officers performing similar functions. Covered Officers are reminded of their obligations under the Corporate Code of Business Conduct and this Officer Code. The obligations under the Corporate Code of Business Conduct apply independent of this Officer Code and are not a part of this Officer Code.

1. Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Company by consulting with other Company officers and employees and taking appropriate steps regarding these disclosures with the goal of making full, fair, accurate timely and understandable disclosure.

2. Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Company or its affiliates with the goal of promoting full, fair, accurate, timely and understandable disclosure in such reports and documents the Company files with, or submits to, the SEC.

3. To the extent that Covered Officers participate in the creation of the Company’s books and records, they must do so in a way that promotes the accuracy, fairness and timeliness of those records.

4. Each Covered Officer must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and auditors, and to governmental regulators and self-regulatory organizations.

5. It is the responsibility of each Covered Officer to promote compliance with the laws, rules and regulations applicable to the Company.

6. Each Covered Officer shall notify the Officer Code Compliance Officer promptly if he or she knows of any violation of this Officer Code. Failure to do so is itself a violation of this Officer Code by the Covered Officer.

Upon adoption of the Officer Code (or thereafter as applicable, upon becoming a Covered Officer), each Covered Officer shall affirm in writing to the Officer Code Compliance Officer that he or she has received, read and understands the Officer Code. Annually thereafter each Covered Officer shall affirm that he or she has complied with the requirements of the Officer Code.

Except as described below, the Officer Code Compliance Officer is responsible for applying this Officer Code to specific situations in which questions may arise and he has authority to interpret this Officer Code in any particular situation. The Board of Directors of the Company (the “Board”) hereby designates the Company’s Chief Compliance Officer as the Officer Code Compliance Officer. The Officer Code Compliance Officer (or his or her designee) shall take all action he or she considers appropriate to investigate any actual or potential conflicts of interest or violations of this Officer Code reported to him or her.

Any matter that the Officer Code Compliance Officer believes is a conflict of interest or violation of this Officer Code will be reported to the Company’s Audit Committee, which shall determine sanctions or other appropriate action. The Company’s Audit Committee shall be responsible for reviewing any requests for waivers from the provisions of this Officer Code. Any violations of this Officer Code, any waivers granted from the Officer Code and any potential conflicts of interest and their resolution shall be reported to the Board, or a committee thereof at the next regular meeting. This provision of this Officer Code, and any waivers, including implicit waivers, shall be disclosed in accordance with Securities and Exchange Commission (“SEC”) rules and regulations.

Any amendments to this Officer Code must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

All reports and records prepared or maintained pursuant to this Officer Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Officer Code, such matters shall not be disclosed to anyone other than the Board, counsel to the independent directors, counsel to the Company, and officers of the Company.

The Officer Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance or legal conclusion. The Officer Code is intended to promote the highest standards of ethical conduct and the maintenance of full compliance with the laws, rules and regulations that apply to the Company’s business. Failure to comply with the Officer Code does not mean a violation of law has occurred.

Adopted: 30 May 2017